Pricing Supplement No. 3038B
To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333–206013 Rule 424(b)(2)

Deutsche Bank AG

$75,000 Phoenix Autocallable Securities Linked to the Lesser Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Financial Select Sector SPDR® Fund due August 28, 2019

General

•	The Phoenix Autocallable Securities (the “securities”) are linked to the lesser performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Financial Select Sector SPDR® Fund (each, a “Fund,” together, the “Underlyings”) and may pay a Contingent Coupon of $27.50 per $1,000 Face Amount of securities on the relevant quarterly Coupon Payment Dates, calculated based on a coupon rate of 11.00% per annum. Investors will receive a Contingent Coupon on a Coupon Payment Date only if the Closing Prices of both Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers (equal to 70.00% of their respective Initial Prices). Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.

•	The securities will be automatically called if the Closing Prices of both Underlyings on any quarterly Observation Date are greater than or equal to their respective Initial Prices. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

•	A Knock-Out Event will occur if the Closing Price of either Underlying is less than its Knock-Out Price (equal to 70.00% of its Initial Price) on any day from, but excluding, the Trade Date to, and including, the Final Valuation Date. If the securities are not automatically called and a Knock-Out Event has not occurred, investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Price. The securities do not pay any dividends and investors should be willing to lose some or all of their investment if the securities are not automatically called, but a Knock-Out Event has occurred. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 28, 2019

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on February 23, 2018 (the “Trade Date”) and are expected to settle on February 28, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Price	Coupon Barrier / Knock-Out Price
	SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP	$34.64	$24.25
	Financial Select Sector SPDR® Fund	XLF	$29.12	$20.38

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–13 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $969.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS–5 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$18.75	$981.25
Total	$75,000.00	$1,406.25	$73,893.75
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $18.75 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

February 23, 2018

(Key Terms continued from previous page)

Contingent Coupon Feature:

•     If the Closing Prices of both Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•     If the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date. Non-payment of any Contingent Coupon will also result in the occurrence of a Knock-Out Event as described below.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below, calculated based on a coupon rate of 11.00%. If the securities are automatically called prior to the Final Valuation Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the securities.

Coupon Barrier:	For each Underlying, 70.00% of the Initial Price of such Underlying, as set forth in the table under “Underlyings” above
Observation Dates[1]:	Quarterly on the dates set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date, Call Settlement Date and Contingent Coupon applicable to such Observation Date.
Observation Date	Coupon Payment Date/Call Settlement Date	Contingent Coupon (per $1,000 Face Amount of Securities)
May 23, 2018	May 29, 2018	$27.50
August 23, 2018	August 28, 2018	$27.50
November 23, 2018	November 28, 2018	$27.50
February 25, 2019	February 28, 2019	$27.50
May 23, 2019	May 29, 2019	$27.50
August 23, 2019 (Final Valuation Date)	August 28, 2019 (Maturity Date)	$27.50
Automatic Call:	The securities will be automatically called by the Issuer if, on any quarterly Observation Date, the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.
Call Settlement Date[1]:	As set forth in the table under “Contingent Coupon” above. For the final Observation Date, the related Call Settlement Date will be the Maturity Date.
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Closing Price of either Underlying is less than its Knock-Out Price.
Monitoring Period:	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date
Knock-Out Price:	For each Underlying, 70.00% of the Initial Price of such Underlying, as set forth in the table under “Underlyings” above
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on whether or not a Knock-Out Event has occurred as well as the Final Price of the Laggard Underlying on the Final Valuation Date.

•     If a Knock-Out Event has not occurred (meaning the Closing Price of each Underlying is greater than or equal to its Knock-Out Price on all days during the Monitoring Period), regardless of the Final Price of the Laggard Underlying, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

•     If a Knock-Out Event has occurred (meaning the Closing Price of either Underlying is less than its Knock-Out Price on at least one day during the Monitoring Period), you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows, plus any Contingent Coupon that may be due on such date:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying:	The Underlying with the lower Underlying Return. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Underlying Return:

For each Underlying, the performance of such Underlying from its Initial Price to its Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

The Underlying Return for each Underlying may be positive, zero or negative.

Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date

(Key Terms continued on next page)

(Key Terms continued from previous page)

Closing Price:	For each Underlying, the closing price of one share of such Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor for such Underlying, as determined by the calculation agent.
Share Adjustment Factor:	For each Underlying, initially 1.0, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	February 23, 2018
Settlement Date:	February 28, 2018
Final Valuation Date[1]:	August 23, 2019
Maturity Date[1]:	August 28, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MJK8 / US25155MJK80

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date and Call Settlement Date, as applicable, will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

PS-4

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between

PS-5

you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

PS-6

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

PS-7

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will depend on the Closing Prices of the Underlyings on each day during the Monitoring Period and the Observation Dates (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting either Underlying has occurred during the term of the securities that would cause the calculation agent to adjust its Share Adjustment Factor.

If the securities are automatically called:

The following table illustrates the hypothetical payment due upon an Automatic Call (excluding any Contingent Coupon payment) per $1,000 Face Amount of securities on each of the quarterly Observation Dates.

Observation Date	Potential Call Settlement Date	Hypothetical Payment upon an Automatic Call ($) (per $1,000 Face Amount of securities)
May 23, 2018	May 29, 2018	$1,000.00
August 23, 2018	August 28, 2018	$1,000.00
November 23, 2018	November 28, 2018	$1,000.00
February 25, 2019	February 28, 2019	$1,000.00
May 23, 2019	May 29, 2019	$1,000.00
August 23, 2019 (Final Valuation Date)	August 28, 2019 (Maturity Date)	$1,000.00

If the securities are called on a quarterly Observation Date set forth above, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not automatically called:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupon) per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not automatically called.

The hypothetical Payments at Maturity set forth in the table below reflect the Coupon Barrier and Knock-Out Price for each Underlying equal to 70.00% of its Initial Price. The actual Initial Price, Coupon Barrier and Knock-Out Price for each Underlying are set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	A Knock-Out Event Has Not Occurred		A Knock-Out Event Has Occurred
	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	N/A	N/A	N/A	N/A
90.00%	N/A	N/A	N/A	N/A
80.00%	N/A	N/A	N/A	N/A
70.00%	N/A	N/A	N/A	N/A
60.00%	N/A	N/A	N/A	N/A
50.00%	N/A	N/A	N/A	N/A
40.00%	N/A	N/A	N/A	N/A
30.00%	N/A	N/A	N/A	N/A
20.00%	N/A	N/A	N/A	N/A

PS-8

10.00%	N/A	N/A	N/A	N/A
0.00%	N/A	N/A	N/A	N/A
-1.00%	$1,000.00	0.00%	$990.00	-1.00%
-10.00%	$1,000.00	0.00%	$900.00	-10.00%
-20.00%	$1,000.00	0.00%	$800.00	-20.00%
-30.00%	$1,000.00	0.00%	$700.00	-30.00%
-40.00%	N/A	N/A	$600.00	-40.00%
-50.00%	N/A	N/A	$500.00	-50.00%
-60.00%	N/A	N/A	$400.00	-60.00%
-70.00%	N/A	N/A	$300.00	-70.00%
-80.00%	N/A	N/A	$200.00	-80.00%
-90.00%	N/A	N/A	$100.00	-90.00%
-100.00%	N/A	N/A	$0.00	-100.00%

N/A: Not applicable because (i) the securities will be automatically called if the Final Price of the Laggard Underlying is greater than or equal to its Initial Price or (ii) a Knock-Out Event occurs if the Closing Price of either Underlying is less than its Knock-Out Price on any day during the Monitoring Period, including on the Final Valuation Date.

The following hypothetical examples illustrate how the payments on the securities set forth in the tables immediately above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $27.50 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Prices of both Underlyings are greater than their respective Initial Prices on the first Observation Date. Because the Closing Prices of both Underlyings on the first Observation Date are greater than their respective Initial Prices, the securities are automatically called on the first Observation Date and the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings on the first Observation Date are greater than their respective Coupon Barriers (equal to 70.00% of their respective Initial Prices), the investor will receive the Contingent Coupon of $27.50 on the Call Settlement Date. As a result, the investor will receive a total of $1,027.50 per $1,000 Face Amount of securities over the approximately three months the securities were outstanding before they were automatically called. There are no further payments on the securities.

Example 2: The Closing Price of at least one Underlyings is less than its Coupon Barrier on each Observation Date prior to the final Observation Date, but the Closing Prices of both Underlyings are greater than their respective Initial Prices on the final Observation Date. Because the Closing Price of at least one Underlying is less than its Initial Price on each quarterly Observation Date prior to the final Observation Date, the securities are not automatically called prior to the final Observation Date. Because the Closing Prices of both Underlyings on the final Observation Date are greater than their respective Initial Prices, the securities are automatically called on the final Observation Date. Thus, the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings on the final Observation Date are greater than their respective Coupon Barriers, but the Closing Price of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates, the investor will receive the Contingent Coupon of $27.50 on the Call Settlement Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,027.50 per $1,000 Face Amount of securities over the approximately one year and six month term of the securities.

Example 3: The Closing Prices of both Underlyings are less than their respective Initial Prices but equal to or greater than their respective Coupon Barriers on each Observation Date and a Knock-Out Event has not occurred. The Final Price of the Laggard Underlying is less than its Initial Price, resulting in an Underlying Return of the Laggard Underlying of -20.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each quarterly Observation Date, the securities are not automatically called. Because the Closing Prices of both Underlying were greater than their respective Knock-Out Prices on all days during the Monitoring Period, a Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings are greater than their respective Coupon Barriers on each Observation Date, the investor will receive the Contingent Coupon on each Coupon Payment Date and on the Maturity Date. As a result, the investor will receive a total of $1,165.00 per $1,000 Face Amount of securities over the approximately one year and six month term of the securities.

PS-9

Example 4: The Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date and a Knock-Out Event has occurred. The Final Price of the Laggard Underlying is less than its Initial Price, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each quarterly Observation Date, the securities are not automatically called. Because the Closing Price of at least one Underlying was less than its Knock-Out Price on at least one day during the Monitoring Period, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $300.00 per $1,000 Face Amount of securities over the approximately one year and six month term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a Contingent Coupon only if the Closing Prices of both Underlyings are greater than or equal to their respective Coupon Barriers on the applicable quarterly Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Price of at least one Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for that entire period, as well as the risk of losing some or all of your investment if the securities are not automatically called, but a Knock-Out Event has occurred. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and a Knock-Out Event has not occurred, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose some or all of your investment in the securities at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the securities is approximately one year and six months, the securities will be automatically called if the Closing Prices of both Underlyings on any quarterly Observation Date are greater than or equal to their respective Initial Prices, and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. Therefore, the term of the securities could be as short as approximately three months. No Contingent Coupon will accrue or be payable following an Automatic Call. For the avoidance of doubt, the discounts and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically called.

•	CONTINGENT COUPONS — Unless the securities are previously automatically called, the Contingent Coupon, if any, will be paid in arrears on the relevant Coupon Payment Date only if the Closing Prices of both Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Price of at least one Underlying on each Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupons for the entire term of the securities.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Financial Select Sector SPDR® Fund as described herein. If the securities are not automatically called, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

SPDR® S&P® Oil & Gas Exploration & Production ETF

PS-10

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration and Production ETF. SSgA Funds Management, Inc. is the investment adviser of the SPDR® S&P® Oil & Gas Exploration and Production ETF. The SPDR® S&P® Oil & Gas Exploration and Production ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index, which represents the oil and gas exploration and production sub-industry portion of the U.S. equity market. The SPDR® S&P® Oil & Gas Exploration and Production ETF trades on the NYSE Arca under the ticker symbol “XOP.” This is only a summary of the SPDR® S&P® Oil & Gas Exploration and Production ETF. For more information on the SPDR® S&P® Oil & Gas Exploration and Production ETF, please see the section entitled “The Select Industry SPDR Exchange Traded Funds — The SPDR® S&P® Oil & Gas Exploration and Production ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the S&P® Oil & Gas Exploration & Production Select Industry Index, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Industry Indices — The S&P® Oil & Gas Exploration & Production Select IndustryTM Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the Financial Select Sector SPDR® Fund. The investment advisor to the Financial Select Sector SPDR® Fund is SSgA Funds Management, Inc. The Financial Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financial Select Sector Index, which measures the performance of the financial services sector of the U.S. equity market. Companies in the Financial Select Sector Index includes companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. The Financial Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLF.” This is only a summary of the Financial Select Sector SPDR® Fund. For more information on the Financial Select Sector SPDR® Fund, please see the section entitled “Exchange Traded Funds — The Select Sector SPDR Exchange Traded Funds — The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the Financial Select Sector Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Sector Indices — The Financial Select Sector Index” in the accompanying underlying supplement No. 1 dated August 17, 2015

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

PS-11

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the shares of the Underlyings or in any of the component securities held by the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity will depend on whether the securities are automatically called and whether a Knock-Out Event has occurred as well as the performance of the Laggard Underlying. If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date only if a Knock-Out Event has not occurred. However, if the securities are not automatically called, but a Knock-Out Event has occurred, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose some or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the prices of the Underlyings even if

PS-12

the Final Prices of both Underlyings are greater than their respective Initial Prices. The maximum payment upon an Automatic Call or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price of either Underlying, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Price of either Underlying is less than its Coupon Barrier on each of the Observation Dates, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Because the Knock-Out Price for each Underlying is the same as its Coupon Barrier, a Knock-Out Event will occur upon non-payment of any Contingent Coupon. Generally, non-payment of Contingent Coupons coincides with a greater risk of losing some or all of your investment in the securities, because the price(s) of one or both of the Underlyings tend to be lower than their respective Knock-Out Prices, which are equal to their respective Coupon Barriers.

•	REINVESTMENT RISK — If the securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL DEPEND ON WHETHER A KNOCK-OUT EVENT HAS OCCURRED AND THE FINAL PRICE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will depend on whether a Knock-Out Event has occurred and, if a Knock-Out Event has occurred, the Payment at Maturity will be determined by reference to the Final Price of the Laggard Underlying, in each case without taking into consideration the performance of the other Underlying.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR KNOCK-OUT PRICE FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR BOTH OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that the Closing Price of at least one Underlying may be less than its Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or less than its Knock-Out Price on any day during the Monitoring Period (resulting in the occurrence of a Knock-Out Event). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Knock-Out Prices, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Knock-Out Price for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Knock-Out Price for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including

PS-13

to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

PS-14

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE COMPONENT SECURITIES HELD BY THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the shares of the Underlyings or the component securities held by the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the price of either Underlying, which could be significant.

•	IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices of the Underlyings and the component securities held by the Underlyings. Changes in the prices of the Underlyings and the component securities held by the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlyings or the component securities held by the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by either Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by any positive performance by the other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING SOME OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose some or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With two Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Knock-Out Price on at least one day during the Monitoring Period (resulting in the occurrence of a Knock-Out Event) and the Closing Price of at least one Underlying will be less than its Coupon Barrier on an Observation Date or its Initial Price on the Final Valuation Date, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive some Contingent Coupons and will receive a Payment at Maturity that is less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Price of at least one Underlying to be less than its Knock-Out Price any day during the Monitoring Period or less than its Coupon Barrier on any Observation Date, respectively, is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Knock-Out Prices are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Knock-Out Price for each Underlying is generally associated with a

PS-15

lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE COMPONENT SECURITIES HELD BY THE SPDR® S&P® Oil & Gas Exploration & Production ETF ARE SUBJECT TO RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION SECTOR — All or substantially all of the component securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF are issued by companies whose primary business is directly associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

•	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes; and

•	general economic conditions worldwide.

These factors, or the absence of such factors, could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF, and thus, the price of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

•	THE COMPONENT SECURITIES HELD BY THE FINANCIAL SELECT SECTOR SPDR® FUND ARE SUBJECT TO RISKS ASSOCIATED WITH THE FINANCIAL SECTOR — All or substantially all of the component securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance.

Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations.

Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of mortgage REITs. Declining real estate values could adversely affect financial institutions engaging in mortgage finance or other lending or investing activities directly or indirectly connected with the value of real estate.

PS-16

The factors described above affect the financial sector generally and could cause the value of some or all of the component securities held by the Financial Select Sector SPDR® Fund, and thus, the price of the Financial Select Sector SPDR® Fund to decline during the term of the securities

•	THe Policies of the INVESTMENT ADVISOR OF EACH UNDERLYING and Changes that Affect AN UNDERLYING or ITS Tracked IndEX Could Adversely Affect the Value of the SECURITIES — The policies of the investment advisor of each Underlying concerning the calculation of such Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Underlying, substitution of the tracked index of such Underlying and the manner in which changes affecting how such tracked index is calculated are reflected in such Underlying could adversely affect the price of the shares of such Underlying and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the investment advisor of an Underlying changes these policies, for example, by changing the manner in which such investment advisor calculates such Underlying’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Underlying’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Price of an Underlying is not available on an Observation Date (including the Final Valuation Date) because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Price of such Underlying and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performance of AN UNDERLYING, Particularly During Periods of Market Volatility, May Not Match the Performance of ITS Tracked INDEX or ITS NET ASSET VALUE per Share — The performance of an Underlying may not match the performances of its tracked index due to a number of factors. For instance, an Underlying may not hold all or substantially all of the securities included in its tracked index and the investment advisors of an Underlying may invest a portion of such Underlying’s assets in securities not included in such Underlying’s tracked index. Therefore, the performance of an Underlying is generally linked, in part, to assets other than the securities included in its tracked index. Additionally, the performance of an Underlying will reflect transaction costs and fees that are not included in the calculation of its tracked index.

In addition, because the shares of an Underlying are traded on a securities exchange and are subject to supply and demand, the performance of one share of an Underlying may differ from the performance of its tracked index or such Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by an Underlying may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of an Underlying and/or create, redeem or hedge shares of an Underlying. In such circumstances, the prices at which market participants are willing to buy and sell shares of an Underlying may be significantly lower than such Underlying’s NAV and the liquidity of the shares of an Underlying may be materially and adversely affected. Consequently, the performance of an Underlying may deviate significantly from the performance of its tracked index or such Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of an Underlying when it deviates significantly from the performance of its tracked index or such Underlying’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of such Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Share Adjustment Factor for an Underlying or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to such Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the

PS-17

Underlyings or the issuers of the component stocks held by the Underlyings or included in their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlyings nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. An Underlying has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor for such Underlying, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have

PS-18

to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	whether the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier;

o	whether the Closing Price of either Underlying is less than its Knock-Out Price on any day during the Monitoring Period, thereby causing a Knock-Out Event;

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the shares of the Underlyings and the component securities held by the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting one or both of the Underlyings that may or may not require an anti-dilution adjustment;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings, the Tracked Indices of the Underlyings or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or both Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or both Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.

PS-19

ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factors and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices related to the Underlyings that affect whether the securities are automatically called, whether Contingent Coupons are paid and whether a Knock-Out Event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-20

Historical Information

The following graphs set forth the historical performances of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Financial Select Sector SPDR® Fund based on their daily closing prices from February 23, 2013 through February 23, 2018. The closing price of the SPDR® S&P® Oil & Gas Exploration & Production ETF on February 23, 2018 was $34.64. The closing price of the Financial Select Sector SPDR® Fund on February 23, 2018 was $29.12. Each graph below also indicates by a broken line the Coupon Barrier and Knock-Out Price equal to 70.00% of the closing price of the relevant Underlying on February 23, 2018.

We obtained the historical closing prices of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Prices of the Underlyings on any day during the Monitoring Period and on the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

PS-21

PS-22

Correlation of the Underlyings

The following graph sets forth the historical performances of the SPDR® S&P® Oil & Gas Exploration & Production ETF, and the Financial Select Sector SPDR® Fund from February 23, 2013 through February 23, 2018, based on the daily closing prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on February 23, 2013 by (1) dividing the closing price of that Underlying on each day by the closing price of that Underlying on February 23, 2013 and (2) multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the Closing Prices of the Underlyings on any day during the Monitoring Period and on the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the others. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the lesser performing of the two Underlyings, you are exposed to a greater risk of receiving no Contingent Coupons or losing some or all of your investment than if the securities were linked to just one underlying” in this pricing supplement. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that a Knock-Out Event may occur or that the Final Price of at least one of the Underlyings may be less than its Initial Price. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price of at least one of the Underlyings will decrease. This results in a greater potential for a loss of some or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Closing Price of any of those Underlyings on any day during the Monitoring Period may be less than its Knock-Out Price or the Final Price of any of those Underlyings may be less than its Initial Price, as applicable, as the prices of any of those Underlyings may decrease together.

We determined the Contingent Coupon, Knock-Out Prices and Coupon Barriers for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation is reflected in a higher Contingent Coupon than would be payable on, or lower Knock-Out Prices or Coupon Barriers for each Underlying than would be offered for, securities linked

PS-23

to underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 1.875% or $18.75 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such custodial fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a)  a retail investor means a person who is one (or more) of:  (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b)  the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may may be unlawful under the PRIIPs Regulation.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6–K dated January 4, 2016.

PS-24